UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*


                          AMN HEALTHCARE SERVICES, INC.
                          -----------------------------
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                     --------------------------------------
                         (Title of Class of Securities)


                                    001744101
                                    ---------
                                 (CUSIP Number)


                                  MAY 27, 2005
                                  ------------


             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_]      Rule 13d-1(b)
         [_]      Rule 13d-1(c)
         [X]      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 001744101             Schedule 13G                       Page  2 of 22


--------------------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identifica-
         tion No. of Above Person

         HWH Capital Partners, L.P.
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group
                                                                (a)     [X]
                                                                (b)     [_]
--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         Delaware
--------------------------------------------------------------------------------
Number of Shares           (5)  Sole Voting Power               -0-
Beneficially               (6)  Shared Voting Power             -0-
Owned by Each              (7)  Sole Dispositive Power          -0-
Reporting Person           (8)  Shared Dispositive Power        -0-
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         -0-
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)

         0.0%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

         PN
--------------------------------------------------------------------------------

CUSIP NO. 001744101             Schedule 13G                       Page  3 of 22


--------------------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identifica-
         tion No. of Above Person

         HWH Nightingale Partners, L.P.
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group
                                                                (a)     [X]
                                                                (b)     [_]
--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         Delaware
--------------------------------------------------------------------------------
Number of Shares           (5)  Sole Voting Power               -0-
Beneficially               (6)  Shared Voting Power             -0-
Owned by Each              (7)  Sole Dispositive Power          -0-
Reporting Person           (8)  Shared Dispositive Power        -0-
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         -0-
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)

         0.0%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

         PN
--------------------------------------------------------------------------------

CUSIP NO. 001744101             Schedule 13G                       Page  4 of 22


--------------------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identifica-
         tion No. of Above Person

         HWP Nightingale Partners II, L.P.
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group
                                                                (a)     [X]
                                                                (b)     [_]
--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         Delaware
--------------------------------------------------------------------------------
Number of Shares           (5)  Sole Voting Power               -0-
Beneficially               (6)  Shared Voting Power             -0-
Owned by Each              (7)  Sole Dispositive Power          -0-
Reporting Person           (8)  Shared Dispositive Power        -0-
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         -0-
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)

         0.0%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

         PN
--------------------------------------------------------------------------------

CUSIP NO. 001744101             Schedule 13G                       Page  5 of 22


--------------------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identifica-
         tion No. of Above Person

         HWP Capital Partners II, L.P.
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group
                                                                (a)     [X]
                                                                (b)     [_]
--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         Delaware
--------------------------------------------------------------------------------
Number of Shares           (5)  Sole Voting Power               -0-
Beneficially               (6)  Shared Voting Power             -0-
Owned by Each              (7)  Sole Dispositive Power          -0-
Reporting Person           (8)  Shared Dispositive Power        -0-
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         -0-
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)

         0.0%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

         PN
--------------------------------------------------------------------------------

CUSIP NO. 001744101             Schedule 13G                       Page  6 of 22


--------------------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identifica-
         tion No. of Above Person

         HWH, L.P.
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group
                                                                (a)     [X]
                                                                (b)     [_]
--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         Delaware
--------------------------------------------------------------------------------
Number of Shares           (5)  Sole Voting Power               -0-
Beneficially               (6)  Shared Voting Power             -0-
Owned by Each              (7)  Sole Dispositive Power          -0-
Reporting Person           (8)  Shared Dispositive Power        -0-
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         -0-
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)

         0.0%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

         PN
--------------------------------------------------------------------------------

CUSIP NO. 001744101             Schedule 13G                       Page  7 of 22


--------------------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identifica-
         tion No. of Above Person

         HWH Nightingale, L.P.
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group
                                                                (a)     [X]
                                                                (b)     [_]
--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         Delaware
--------------------------------------------------------------------------------
Number of Shares           (5)  Sole Voting Power               -0-
Beneficially               (6)  Shared Voting Power             -0-
Owned by Each              (7)  Sole Dispositive Power          -0-
Reporting Person           (8)  Shared Dispositive Power        -0-
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         -0-
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)

         0.0%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

         PN
--------------------------------------------------------------------------------

CUSIP NO. 001744101             Schedule 13G                       Page  8 of 22


--------------------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identifica-
         tion No. of Above Person

         HWP Nightingale II, L.P.
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group
                                                                (a)     [X]
                                                                (b)     [_]
--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         Delaware
--------------------------------------------------------------------------------
Number of Shares           (5)  Sole Voting Power               -0-
Beneficially               (6)  Shared Voting Power             -0-
Owned by Each              (7)  Sole Dispositive Power          -0-
Reporting Person           (8)  Shared Dispositive Power        -0-
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         -0-
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)

         0.0%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

         PN
--------------------------------------------------------------------------------

CUSIP NO. 001744101             Schedule 13G                       Page  9 of 22


--------------------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identifica-
         tion No. of Above Person

         HWP II, L.P.
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group
                                                                (a)     [X]
                                                                (b)     [_]
--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         Delaware
--------------------------------------------------------------------------------
Number of Shares           (5)  Sole Voting Power               -0-
Beneficially               (6)  Shared Voting Power             -0-
Owned by Each              (7)  Sole Dispositive Power          -0-
Reporting Person           (8)  Shared Dispositive Power        -0-
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         -0-
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)

         0.0%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

         PN
--------------------------------------------------------------------------------

CUSIP NO. 001744101             Schedule 13G                       Page 10 of 22


--------------------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identifica-
         tion No. of Above Person

         HWH Incorporated
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group
                                                                (a)     [X]
                                                                (b)     [_]
--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         Delaware
--------------------------------------------------------------------------------
Number of Shares           (5)  Sole Voting Power               -0-
Beneficially               (6)  Shared Voting Power             -0-
Owned by Each              (7)  Sole Dispositive Power          -0-
Reporting Person           (8)  Shared Dispositive Power        -0-
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         -0-
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)

         0.0%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

         CO
--------------------------------------------------------------------------------

CUSIP NO. 001744101             Schedule 13G                       Page 11 of 22


--------------------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identifica-
         tion No. of Above Person

         HWH Nightingale, L.L.C.
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group
                                                                (a)     [X]
                                                                (b)     [_]
--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         Delaware
--------------------------------------------------------------------------------
Number of Shares           (5)  Sole Voting Power               -0-
Beneficially               (6)  Shared Voting Power             -0-
Owned by Each              (7)  Sole Dispositive Power          -0-
Reporting Person           (8)  Shared Dispositive Power        -0-
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         -0-
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)

         0.0%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

         OO
--------------------------------------------------------------------------------

CUSIP NO. 001744101             Schedule 13G                       Page 12 of 22


--------------------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identifica-
         tion No. of Above Person

         HWP Nightingale II, LLC
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group
                                                                (a)     [X]
                                                                (b)     [_]
--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         Delaware
--------------------------------------------------------------------------------
Number of Shares           (5)  Sole Voting Power               -0-
Beneficially               (6)  Shared Voting Power             -0-
Owned by Each              (7)  Sole Dispositive Power          -0-
Reporting Person           (8)  Shared Dispositive Power        -0-
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         -0-
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)

         0.0%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

         OO
--------------------------------------------------------------------------------

CUSIP NO. 001744101             Schedule 13G                       Page 13 of 22


--------------------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identifica-
         tion No. of Above Person

         HWP II, LLC
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group
                                                                (a)     [X]
                                                                (b)     [_]
--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         Delaware
--------------------------------------------------------------------------------
Number of Shares           (5)  Sole Voting Power               -0-
Beneficially               (6)  Shared Voting Power             -0-
Owned by Each              (7)  Sole Dispositive Power          -0-
Reporting Person           (8)  Shared Dispositive Power        -0-
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         -0-
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)

         0.0%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

         OO
--------------------------------------------------------------------------------

CUSIP NO. 001744101             Schedule 13G                       Page 14 of 22


--------------------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identifica-
         tion No. of Above Person

         Robert B. Haas
         (in the capacity described herein)
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group
                                                                (a)     [X]
                                                                (b)     [_]
--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
Number of Shares           (5)  Sole Voting Power               -0-
Beneficially               (6)  Shared Voting Power             -0-
Owned by Each              (7)  Sole Dispositive Power          -0-
Reporting Person           (8)  Shared Dispositive Power        -0-
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         -0-
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)

         0.0%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

         IN
--------------------------------------------------------------------------------

CUSIP NO. 001744101             Schedule 13G                       Page 15 of 22


                         AMENDMENT NO. 3 TO SCHEDULE 13G

            This Amendment No. 3 to Schedule 13G is filed by the undersigned to amend and restate in its entirety the Amendment No. 2 to Schedule 13G, dated as of October 16, 2003, with respect to the Common Stock (as defined below) of AMN Healthcare Services, Inc.

Item 1.     (a)    NAME OF ISSUER

                   AMN Healthcare Services, Inc. (the "Company").

            (b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                   12400 High Bluff Drive, Suite 100
                   San Diego, California 92130


Item 2.     (a)    NAMES OF PERSONS FILING
                   (i)     HWH Capital Partners, L.P., a Delaware limited
                           partnership ("HWHCP");
                   (ii)    HWH Nightingale Partners, L.P., a Delaware limited
                           partnership ("HWHNP");
                   (iii)   HWP Nightingale Partners II, L.P., a Delaware limited
                           partnership ("HWPNP"); (iv) HWP Capital Partners II, L.P., a Delaware limited partnership ("HWPCP");
                   (v)     HWH, L.P., a Delaware limited partnership ("HWH" and
                           the sole general partner of HWHCP);
                   (vi)    HWH Nightingale, L.P., a Delaware limited partnership
                           ("HWHN" and the sole general partner of HWHNP);
                   (vii)   HWP Nightingale II, L.P., a Delaware limited
                           partnership ("HWPN" and the sole general partner of HWPNP);
                   (viii)  HWP II, L.P., a Delaware limited partnership ("HWP
                           II" and the sole general partner of HWPCP);
                   (ix)    HWH Incorporated, a Delaware corporation ("HWHI"
                           and the sole general partner of HWH);
                   (x)     HWH Nightingale, L.L.C., a Delaware limited liability
                           company ("HWHN L.L.C." and the sole general partner of HWHN);
                   (xi)    HWP Nightingale II, LLC, a Delaware limited
                           liability company ("HWPN LLC" and the sole general partner of HWPN);
                   (xii)   HWP II, LLC, a Delaware limited liability company
                           ("HWP II LLC" and the sole general partner of HWP
                           II); and
                   (xiii)  Robert B. Haas ("Mr. Haas" and the controlling
                           stockholder or managing member, as applicable, of each of HWHI, HWHN L.L.C., HWPN LLC and HWP II
                           LLC) ((i) through (xiii) collectively, the "Reporting Persons").

CUSIP NO. 001744101             Schedule 13G                       Page 16 of 22


            (b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE

                   The address of the principal business offices of each of the
            Reporting Persons is c/o Haas Wheat & Partners, L.P., 300 Crescent Court, Suite 1700, Dallas, Texas 75201.


            (c)    CITIZENSHIP

                   The place of organization of each of the Reporting Persons
            (other than Mr. Haas) is Delaware. Mr. Haas is a citizen of the United States.

            (d)    TITLE OF CLASS OF SECURITIES

                   Common Stock, par value $.01 per share (the "Common Stock")

            (e)    CUSIP NUMBER

                   001744101


Item 3. If this statement is filed pursuant to either Rule 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a: Not applicable.


Item 4.     OWNERSHIP.

            (a)    AMOUNT BENEFICIALLY OWNED:

                   Each of the Reporting Persons directly or indirectly beneficially owns no shares of Common Stock.

            (b)    PERCENTAGE OWNED: 0.0%

            (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS POWER TO DIRECT THE DISPOSITION: 0


Item 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                   If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


Item 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

            The stockholders, general partners and limited partners, as applicable, of each of HWHCP, HWHNP, HWPNP, HWPCP, HWH, HWHN, HWPN, HWP II, HWHI, HWHN L.L.C., HWPN LLC and HWP II LLC have the right to participate in the receipt of dividends from, or proceeds from the sale of, the securities held for the account of such Reporting Persons in accordance with their ownership interests in such entities.

CUSIP NO. 001744101             Schedule 13G                       Page 17 of 22


Item 7. IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            Not applicable.


Item 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

            See Item 2.


Item 9.     NOTICE OF DISSOLUTION OF GROUP

            Not applicable.


Item 10.    CERTIFICATION

            Not applicable.




            [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

CUSIP NO. 001744101             Schedule 13G                       Page 18 of 22


                                 SIGNATURES

            After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated as of May 31, 2005

                               HWH CAPITAL PARTNERS, L.P.

                               By:  HWH, L.P., its general partner

                               By:  HWH Incorporated, its general partner


                                    By:  /s/ Douglas D. Wheat
                                         --------------------------------------
                                         Name:   Douglas D. Wheat
                                         Title:  President



                               HWH NIGHTINGALE PARTNERS, L.P.

                               By:  HWH Nightingale, L.P., its general partner

                               By:  HWH Nightingale, L.L.C., its general partner


                                    By:  /s/ Douglas D. Wheat
                                         --------------------------------------
                                         Name:   Douglas D. Wheat
                                         Title:  Managing Member



                               HWP NIGHTINGALE PARTNERS II, L.P.

                               By:  HWP Nightingale II, L.P., its general
                                    partner

                               By:  HWP Nightingale II, LLC, its general partner


                                    By:  /s/ Douglas D. Wheat
                                         --------------------------------------
                                         Name:   Douglas D. Wheat
                                         Title:  Managing Member

CUSIP NO. 001744101             Schedule 13G                       Page 19 of 22


                               HWP CAPITAL PARTNERS II, L.P.

                               By:  HWP II, L.P., its general partner

                               By:  HWP II, LLC, its general partner


                                    By:  /s/ Douglas D. Wheat
                                         --------------------------------------
                                         Name:   Douglas D. Wheat
                                         Title:  Managing Member



                               HWH, L.P.

                               By:  HWH Incorporated, its general partner


                                    By:  /s/ Douglas D. Wheat
                                         --------------------------------------
                                         Name:   Douglas D. Wheat
                                         Title:  President



                               HWH NIGHTINGALE, L.P.


                               By:  HWH Nightingale, L.L.C., its general partner


                                    By:  /s/ Douglas D. Wheat
                                         --------------------------------------
                                         Name:   Douglas D. Wheat
                                         Title:  Managing Member



                               HWP NIGHTINGALE II, L.P.

                               By:  HWP Nightingale II, LLC, its general partner


                                    By:  /s/ Douglas D. Wheat
                                         --------------------------------------
                                         Name:   Douglas D. Wheat
                                         Title:  Managing Member

CUSIP NO. 001744101             Schedule 13G                       Page 20 of 22


                               HWP II, L.P.

                               By:  HWP II, LLC, its general partner


                                    By:  /s/ Douglas D. Wheat
                                         --------------------------------------
                                         Name:   Douglas D. Wheat
                                         Title:  Managing Member



                               HWH INCORPORATED


                                    By:  /s/ Douglas D. Wheat
                                         --------------------------------------
                                         Name:   Douglas D. Wheat
                                         Title:  President



                               HWH NIGHTINGALE, L.L.C.


                                    By:  /s/ Douglas D. Wheat
                                         --------------------------------------
                                         Name:   Douglas D. Wheat
                                         Title:  Managing Member



                               HWP II, LLC


                                    By:  /s/ Douglas D. Wheat
                                         --------------------------------------
                                         Name:   Douglas D. Wheat
                                         Title:  Managing Member



                               HWP NIGHTINGALE II, LLC


                                    By:  /s/ Douglas D. Wheat
                                         --------------------------------------
                                         Name:   Douglas D. Wheat
                                         Title:  Managing Member



                                    /s/ Robert B. Haas
                                    -------------------------------------------
                                    Robert B. Haas

CUSIP NO. 001744101                Schedule 13G                    Page 21 of 22


                                  EXHIBIT INDEX
                                  -------------

Exhibit 1. Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (incorporated by references to Exhibit 1 to the statement on Schedule 13G, dated as of February 12, 2002, filed by the Reporting Persons).

Exhibit 2.        Identity of members of group filing this schedule.